Exhibit 10.17

Targeting Disease at the Nuclear Pore

October 15, 2014

VIA ELECTRONIC MAIL

Mr. Ran Frenkel

Dear Mr. Frenkel:

I am pleased that you have agreed to join our organization as Executive Vice President, Worldwide Development Operations and Managing Director of our subsidiary, a German limited liability company (“Karyopharm Europe”) that is wholly-owned by Karyopharm Therapeutics Inc., a Delaware corporation (the “Company”).

In connection with your employment with Karyopharm Europe and our mutual expectation that, if and as soon as you become eligible for an intracompany transfer permitting you to be employed by the Company in the United States, you will become an employee of the Company headquartered in the greater Boston, Massachusetts area, we are offering relocation assistance to you of reasonable and documented relocation expenses not to exceed a maximum of $70,000 (the “Relocation Assistance”) associated with the anticipated relocation of you and your family from continental Europe to a primary residence within a reasonable daily commute of the Company’s headquarters.

The Company agrees to reimburse you for reasonable and documented expenses associated with your relocation in connection with your anticipated employment with the Company in the United States. You must be employed by Karyopharm Europe or the Company at the time the expense is incurred. The Company will reimburse you for authorized and documented eligible relocation expenses promptly following the date on which you provide documentation of the expense which is reasonably acceptable to the Company, but in any event no later than December 31 of the calendar year in which the expense is incurred. All such reimbursements are subject to the terms set forth in Exhibit A.

In addition, we will recommend to the Company’s Board of Directors that they grant you a stock option to purchase One Hundred Sixty Thousand (160,000) shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. The stock option will vest over four years at the rate of 25% on the one-year anniversary of your date of hire, subject to your continuing employment with the Company as of that date. The remaining shares shall vest over the next three years in equal monthly amounts, subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s 2013 Stock Incentive Plan and the applicable Stock Option Agreement. For the purposes of this paragraph, “Company” shall include Karyopharm Europe.

Your employment with Karyopharm Europe shall remain subject to the terms and conditions of that certain service agreement between you and Karyopharm Europe dated on or about the date hereof (the “Service Agreement”) and, if you become employed by the Company as you and the Company currently expect, your employment shall be at-will, meaning that you and the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.

For the purposes of the following paragraph, “Severance Eligibility Date” shall mean the date that is nine (9) months from the date on which you first become a Managing Director of Karyopharm Europe. If the Company (which, for the purposes of this paragraph and sections a, b and c, below, includes Karyopharm Europe and any successor entity of the Company) terminates the term of your employment without Cause after the Severance Eligibility Date or fails to offer you continued employment once you have received an L-1 or B-1 Visa to work in the United States, or you resign for Good Reason after the Severance Eligibility Date, the Company will continue to pay you your base salary at its then-current rate, in accordance with the Company’s then-current regular payroll procedures for employees, for six (6) months , provided that you execute and return to the Company a severance and release of claims agreement provided by and satisfactory to the Company (or, if applicable, its successor) (the “Severance Agreement”) and such Severance Agreement becomes binding and enforceable within 60 calendar days (or such shorter period as the Company may require) after your termination of employment (provided that if such 60 day period ends in a calendar year subsequent to the year in which you are terminated, payment will not begin before the first business day of that subsequent year). Notwithstanding the foregoing, if your employment is terminated without Cause after the Severance Eligibility Date, or you resign for Good Reason after the Severance Eligibility Date, in either case within one year following the consummation of a Change in Control (as defined below), then the Company (or its successor entity) will continue to pay you your base compensation at its then-current rate, in accordance with the Company’s (or successor’s) then-current regular payroll procedures for employees, for nine (9) months, provided that you enter into a Severance Agreement pursuant to the terms and conditions set forth above. The payment of severance hereunder is subject to the terms and conditions set forth on Exhibit A.

For purposes of this letter agreement:

(a)

“Change in Control” shall mean the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the capital stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities (on an as-converted to Common Stock basis) entitled to vote generally in the election of directors of the (i) resulting, surviving or acquiring corporation in such transaction in the case of a merger, consolidation or sale of outstanding shares, or (ii) acquiring corporation in the case of a sale of assets.

(b)	“Cause” shall mean (i) an act or acts of material willful misconduct by you in violation of law or government regulation in the course of your employment by the Company, (ii) your conviction by a court of competent jurisdiction of theft or misappropriation by you of assets of the Company, (iii) your conviction by a court of competent jurisdiction of fraud committed by you or at your direction, (iv) your conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, a material adverse impact on the Company or the performance of your duties, (v) willful, repeated and material failure to perform, or gross negligence in the performance of, the duties which are reasonably assigned to you by the Company, (vi) material breach of any agreement to which you and the Company are party and/or (vii) failure to fully participate in a Company investigation as may be reasonably requested by the Company; provided, however, that you shall have a period of thirty (30) days to cure (if curable) any act constituting Cause under clauses (v) or (vii) of this paragraph, following the Company’s delivery to you of written notice, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination for Cause.

(c)	“Good Reason” shall mean (i) the assignment to you of any duties inconsistent in any adverse, material respect with your position, authority, duties or responsibilities as then constituted, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities or (ii) a material reduction in base compensation, other than as a result of across-the-board reductions or terminations affecting employees of the Company generally; provided, however, that the conditions described immediately above in clauses (i) and (ii) shall not give rise to a termination for Good Reason, unless you have notified the Company in writing within thirty (30) days of the first occurrence of the facts and circumstances claimed to provide a basis for the termination for Good Reason, the Company has failed to correct the condition within fifteen (15) days after the Company’s receipt of such written notice, and you actually terminate employment with the Company within forty-five (45) days of the first occurrence of the condition.

This letter, together with the other documents and agreements referenced herein, sets forth all of the terms of your employment with the Company and Karyopharm Europe, and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and you. This letter agreement, for all purposes, shall be construed in accordance with the laws of the State of Delaware without regard to conflicts-of-law principles.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

KARYOPHARM THERAPEUTICS INC.

By:	/s/ Christopher B. Primiano
Christopher B. Primiano
VP, Corporate Development, General Counsel & Secretary

Agreed to and accepted:

/s/ Ran Frenkel
Ran Frenkel

Exhibit A

Payments Subject to Section 409A

1. Subject to this Exhibit A, any severance payments that may be due under the letter agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the letter agreement, as applicable:

(a) It is intended that each installment of the severance payments under the letter agreement provided under shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments due under the letter agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the letter agreement; and

(ii) Each installment of the severance payments due under the letter agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. All reimbursements and in-kind benefits provided under this letter agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4. The Company makes no representation or warranty and shall have no liability to your or to any other person if any of the provisions of the letter agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.